CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 17, 2013, relating to the financial statements and financial highlights which appear in the October 31, 2013 Annual Report to Shareholders of the PRIMECAP Odyssey Stock Fund, PRIMECAP Odyssey Growth Fund, and the PRIMECAP Odyssey Aggressive Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Portfolio Holdings,” and “Independent Registered Public Accounting Firm and Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

February 24, 2014